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                             Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002
                                                                  Exhibit 8.1(a)
                                   May 7, 2001


Anadarko Petroleum Corporation
17001 Northchase Drive
Houston, Texas 77060-2141

Ladies and Gentlemen:

         We have acted as counsel to Anadarko Petroleum Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale under the Securities Act of $650,000,000 aggregate issue price of the Company's Zero Yield Puttable Contingent Debt Securities (ZYP-CODES(sm)) due 2021 (the "ZYP-CODES") which may be converted in certain cases into shares of the Company's common stock.

         In connection with our opinion we have reviewed the Registration Statement, including the exhibits thereto, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

         Based upon and subject to the foregoing and the qualifications set forth herein and in reliance thereon, we are of the opinion that the discussion set forth in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations" accurately describes the material United States federal income tax consequences to holders of ZYP-CODES under existing United States laws and subject to the qualifications and assumptions stated therein.

         The opinion set forth above is based upon our interpretations of current United States federal income tax law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. No opinion is being rendered as to the amount of the comparable yield for the ZYP-CODES. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain United States Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules
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Anadarko Petroleum Corporation
May 7, 2001
Page 2

and regulations promulgated thereunder. This opinion is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of ZYP-CODES or common stock and is not to be relied upon for any other purpose.

                                                  Very truly yours,

                                                  /s/ ANDREWS & KURTH L.L.P.

                                                  Andrews & Kurth L.L.P.

1568/1216/2606